SECOND AMENDMENT
OF
USG CORPORATION DEFERRED COMPENSATION PLAN

(Effective as of April 1, 2007)

WHEREAS, USG Corporation maintains the USG Corporation Deferred Compensation Plan (the "Plan"); and
WHEREAS, amendment of the Plan now is considered desirable;
NOW, THEREFORE, pursuant to the amending power reserved to USG Corporation as the "Company" under Section 9 of the Plan, as amended, the Plan be and is further amended, effective September 5, 2012, by adding the new section 5.6 to the Plan immediately following section 5.5 thereof:

"5.6 Domestic Relations Order

    In accordance with Treasury Regulation 1.409A-3(j)(4)(ii), distributions shall be made to an individual (other than to the participant) pursuant to the terms of a "domestic relations order" (as defined in Internal Revenue Code Section 414(p)(1)(B)), as determined and administered by the Committee or its delegate, provided, that such order (a) does not require the Plan to provide any type or form of benefit, or any option, not otherwise provided under the Plan, (b) does not require the Plan to provide increased benefits (determined on an actuarial basis), and (c) does not require the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order."

IN WITNESS WHEREOF, the Company has caused these presents to be signed on its behalf by an officer thereunto duly authorized this 5th day of September, 2012.

USG CORPORATION

By:	/s/Jeffrey P. Rodewald
Jeffrey P. Rodewald
Vice President
Compensation, Benefits and Corporate Services